Item 77C
Tax Free Reserves Portfolio
Results of a Special Meeting of Investors
On November 27, 2005, a Special Meeting of Investors was held for the following purposes:
1) to approve a new management agreement and 2) to elect Trustees.
The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Investors.*
1. Approval of New Management Agreement
					     Voted	Broker
			     Voted For**      Against  Non-Votes
New Management Agreement 	87 	        13      N/A

2. Election of Trustee Nominees
					Voted 		Broker
Nominees: 		   Voted For 	Against 	Non-Votes
Elliot J. Berv 			97 	3 		N/A
Donald M. Carlton 		97 	3		 N/A
A. Benton Cocanougher 		97   	3		 N/A
Mark T. Finn 			97 	3 		 N/A
R. Jay Gerken 			97  	3		 N/A
Stephen Randolph Gross 		97 	3 		 N/A
Diana R. Harrington 		97 	3		 N/A
Susan B. Kerley 		97 	3 		 N/A
Alan G. Merten 			97 	3 		 N/A
R. Richardson Pettit 		97 	3 		 N/A
* Investment companies that are investors in the Portfolio voted for each item in proportion to votes cast by the shareholders of such investment companies at special meetings of the shareholders of such investment companies.
** Investors in the Portfolio vote on the basis of the percentage of beneficial interests of the Portfolio that they own.